Exhibit 99.1

Terry Balluck
972-281-1397
terry.balluck@kcc.com
KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2019 RESULTS
DALLAS, April 22, 2019-Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2019 results.
Executive Summary

•
First quarter 2019 net sales of $4.6 billion decreased 2 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales by 5 percent, while organic sales increased 3 percent including higher net selling prices of 4 percent.

•	Diluted net income per share for the first quarter was $1.31 in 2019 and $0.26 in 2018.

•	First quarter adjusted earnings per share were $1.66 in 2019 and $1.71 in 2018. Adjusted earnings per share exclude certain items described later in this news release.

•	The company continues to target full-year 2019 organic sales growth of 2 percent and adjusted earnings per share of $6.50 to $6.70.
Chief Executive Officer Mike Hsu said, “I’m encouraged with our first quarter results. We made excellent progress driving higher selling prices to help offset commodity and currency headwinds. We also continued to launch innovations, pursue our growth priorities and invest in our brands. In addition, we generated $115 million of cost savings and returned $510 million to shareholders through dividends and share repurchases. We are confirming our previous full-year outlook while we maintain a strong focus on executing K-C Strategy 2022 for long-term success.”
First Quarter 2019 Operating Results
Sales of $4.6 billion in the first quarter of 2019 were down 2 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales by 5 percent. Organic sales increased 3 percent. Net selling prices rose approximately 4 percent and product mix improved 1 percent, while volumes fell about 2 percent. In North America, organic sales increased 1 percent in both consumer products and K-C Professional. Outside North America, organic sales rose 7 percent in developing and emerging markets and 1 percent in developed markets.
First quarter operating profit was $655 million in 2019 and $247 million in 2018. Results in both periods include charges related to the 2018 Global Restructuring Program. First quarter adjusted operating profit was $807 million in 2019 and $824 million in 2018. Results were impacted by $135 million of higher input costs, driven by $60 million in pulp and $45 million in other raw materials. In addition, foreign currency translation effects reduced operating profit by $25 million and transaction effects also negatively impacted the comparison. Advertising spending also increased year-on-year. On the other hand, results benefited from higher net selling prices, $60 million of cost savings from the 2018 Global Restructuring Program and $55 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program.
The first quarter effective tax rate was 24.6 percent in 2019 and 59.8 percent in 2018, which included an $82 million net charge associated with U.S. tax reform related matters. The first quarter adjusted effective tax rate was 23.7 percent in 2019 and 22.0 percent in 2018. The rate in 2018 benefited from the resolution of certain tax matters.
Kimberly-Clark’s share of net income of equity companies in the first quarter of 2019 was $27 million, even with the year-ago period. Results were impacted by higher input costs, but benefited from organic sales growth and cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the first quarter was $317 million in 2019 and $542 million in 2018. The decline was driven by increased working capital and payments related to the 2018 Global Restructuring Program. Capital spending for the first quarter was $316 million in 2019 and $189 million in 2018. First quarter 2019 share repurchases were 1.4 million shares at a cost of $167 million. Total debt was $7.9 billion at March 31, 2019 and $7.5 billion at the end of 2018.
First Quarter 2019 Business Segment Results
Personal Care Segment
First quarter sales of $2.3 billion decreased 1 percent. Changes in currency rates reduced sales by 6 percent. Net selling prices increased approximately 2 percent, volumes rose 1 percent and product mix improved 1 percent. First quarter operating profit of $484 million increased 3 percent. The comparison benefited from organic sales growth and cost savings, while results were impacted by unfavorable currency effects, input cost inflation and increased advertising spending.
Sales in North America increased 3 percent driven by higher volumes. Volumes were up high-single digits in adult care, including benefits from category growth, innovations and increased marketing support. Volumes increased low-single digits in baby and child care.
Sales in developing and emerging markets decreased 5 percent. Currency rates were unfavorable by 13 percent, including significant declines in Latin America. Net selling prices rose 8 percent and product mix improved 2 percent, while volumes fell 2 percent. The higher net selling prices were primarily in Latin America and secondarily in the Middle East/Eastern Europe/Africa, partially offset by decreases in China. The lower volumes included declines in China and Argentina, and increases in Eastern Europe and ASEAN.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 6 percent, including a 6 point negative impact from changes in currency rates. Net selling prices fell 3 percent while volumes were up 2 percent.

Consumer Tissue Segment
First quarter sales of $1.5 billion decreased 3 percent. Changes in currency rates reduced sales 3 percent. Net selling prices increased 6 percent, while volumes decreased 6 percent compared to a 7 percent increase in the base period. First quarter operating profit of $241 million decreased 3 percent. The comparison was impacted by lower volumes, input cost inflation, other manufacturing cost increases and unfavorable currencies, while results benefited from increased net selling prices and cost savings.
Sales in North America decreased 3 percent. Net selling prices rose 7 percent, while volumes fell 10 percent compared to a 9 percent increase in the prior year. The volume decline reflects lower promotion activity, the impact of price increases and a severe cold and flu season in the year-ago period that benefited facial tissue sales.
Sales in developing and emerging markets decreased 4 percent. Currency rates were unfavorable by 8 percent, primarily in Latin America. Net selling prices increased 5 percent and product mix improved 1 percent, while volumes fell 2 percent.
Sales in developed markets outside North America decreased 5 percent. Changes in currency rates reduced sales by 6 percent. Net selling prices increased 4 percent and volumes fell 3 percent, with the changes mostly in Western/Central Europe.
K-C Professional (KCP) Segment
First quarter sales of $0.8 billion decreased 2 percent. Changes in currency rates reduced sales by 4 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales 1 percent. Net selling prices increased approximately 3 percent and product mix improved 1 percent, while volumes were down about 1 percent. First quarter operating profit of $150 million decreased 5 percent. The comparison was impacted by input cost inflation and unfavorable currency effects, while results benefited from higher net selling prices and cost savings.
Sales in North America were even year-on-year. Business exits in conjunction with the 2018 Global Restructuring Program reduced sales 1 percent. Net selling prices increased 2 percent and product mix improved 1 percent, while volumes fell 2 percent.
Sales in developing and emerging markets decreased 3 percent, including an approximate 9 point negative impact from changes in currency rates. Net selling prices rose 4 percent and volumes increased 1 percent.
Sales in developed markets outside North America were down 3 percent. Currency rates were unfavorable by 7 percent. Product mix improved 2 percent, net selling prices increased 1 percent and volumes rose 1 percent.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. The program will make Kimberly-Clark’s overhead organization structure and manufacturing supply chain less complex and more efficient and is expected to broadly impact all of the company’s business segments and organizations in each major geography.
The company expects the program will generate annual pre-tax cost savings of $500 to $550 million by the end of 2021, driven by workforce reductions along with manufacturing supply chain efficiencies. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate approximately 1 percent of company net sales. The sales are concentrated in the consumer tissue business segment. To implement the program, the company expects to incur restructuring charges of $1,700 to $1,900 million pre-tax ($1,350 to $1,500 million after tax) by the end of 2020.
First quarter 2019 restructuring charges were $152 million pre-tax ($122 million after tax), bringing cumulative charges to $1,188 million pre-tax ($905 million after tax). First quarter 2019 restructuring savings were $60 million, bringing cumulative savings to $195 million.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2018 Global Restructuring Program. Mentioned elsewhere in this release.

•	U.S. tax reform. In the first, third and fourth quarters of 2018, the company recognized net charges associated with U.S. tax reform related matters.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.

This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and exited businesses also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 147-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2018 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended March 31
	2019	2018	Change
Net Sales	$4,633	$4,731	-2%
Cost of products sold	3,205	3,407	-6%
Gross Profit	1,428	1,324	+8%
Marketing, research and general expenses	769	1,079	-29%
Other (income) and expense, net	4	(2)	N.M.
Operating Profit	655	247	+165%
Nonoperating expense	(11)	(9)	+22%
Interest income	3	2	+50%
Interest expense	(65)	(66)	-2%
Income Before Income Taxes and Equity Interests	582	174	+234%
Provision for income taxes	(143)	(104)	+38%
Income Before Equity Interests	439	70	+527%
Share of net income of equity companies	27	27	—
Net Income	466	97	+380%
Net income attributable to noncontrolling interests	(12)	(4)	+200%
Net Income Attributable to Kimberly-Clark Corporation	$454	$93	+388%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.32	$0.27	+389%
Diluted	$1.31	$0.26	+404%

Cash Dividends Declared	$1.03	$1.00	+3%

Common Shares Outstanding	March 31
	2019	2018
Outstanding shares as of	343.9	349.6
Average diluted shares for three months ended	346.0	352.6

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2019
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,205	$125	$3,080
Gross Profit	1,428	(125)	1,553
Marketing, research and general expenses	769	28	741
Other (income) and expense, net	4	(1)	5
Operating Profit	655	(152)	807
Provision for income taxes	(143)	31	(174)
Effective tax rate	24.6%	—	23.7%
Share of net income of equity companies	27	(2)	29
Net income attributable to noncontrolling interests	(12)	1	(13)
Net Income Attributable to Kimberly-Clark Corporation	454	(122)	576
Diluted Earnings per Share	1.31	(0.35)	1.66

	Three Months Ended March 31, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$3,407	$277	$—	$3,130
Gross Profit	1,324	(277)	—	1,601
Marketing, research and general expenses	1,079	300	—	779
Operating Profit	247	(577)	—	824
Provision for income taxes	(104)	143	(82)	(165)
Effective tax rate	59.8%	—	—	22.0%
Share of net income of equity companies	27	(3)	—	30
Net income attributable to noncontrolling interests	(4)	9	—	(13)
Net Income Attributable to Kimberly-Clark Corporation	93	(428)	(82)	603
Diluted Earnings per Share(a)	0.26	(1.21)	(0.23)	1.71

(a)	"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	March 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$491	$539
Accounts receivable, net	2,377	2,164
Inventories	1,857	1,813
Other current assets	530	525
Total Current Assets	5,255	5,041
Property, Plant and Equipment, Net	7,139	7,159
Investments in Equity Companies	246	224
Goodwill	1,476	1,474
Other Assets	1,088	620
TOTAL ASSETS	$15,204	$14,518

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,900	$1,208
Trade accounts payable	3,027	3,190
Accrued expenses and other current liabilities	1,916	1,793
Dividends payable	354	345
Total Current Liabilities	7,197	6,536
Long-Term Debt	5,990	6,247
Noncurrent Employee Benefits	922	931
Deferred Income Taxes	496	458
Other Liabilities	617	328
Redeemable Preferred Securities of Subsidiaries	64	64
Stockholders' Equity
Kimberly-Clark Corporation	(305)	(287)
Noncontrolling Interests	223	241
Total Stockholders' Equity	(82)	(46)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,204	$14,518

Consolidated balance sheet as of March 31, 2019 includes assets and liabilities recorded as part of the January 1, 2019 adoption of the new lease accounting standard. Additional information about the adoption is provided in the company's public filings.

2019 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended March 31
	2019	2018
Operating Activities
Net income	$466	$97
Depreciation and amortization	234	211
Asset impairments	—	74
Stock-based compensation	16	18
Deferred income taxes	11	(27)
Net losses on asset dispositions	6	36
Equity companies' earnings in excess of dividends paid	(27)	(27)
Operating working capital	(375)	103
Postretirement benefits	(12)	(41)
Other	(2)	98
Cash Provided by Operations	317	542
Investing Activities
Capital spending	(316)	(189)
Investments in time deposits	(80)	(83)
Maturities of time deposits	72	19
Other	—	(3)
Cash Used for Investing	(324)	(256)
Financing Activities
Cash dividends paid	(345)	(341)
Change in short-term debt	851	249
Debt repayments	(402)	(2)
Proceeds from exercise of stock options	26	14
Acquisitions of common stock for the treasury	(164)	(197)
Other	(8)	(6)
Cash Used for Financing	(42)	(283)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	1	7
Change in Cash and Cash Equivalents	(48)	10
Cash and Cash Equivalents - Beginning of Period	539	616
Cash and Cash Equivalents - End of Period	$491	$626

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2019	2018	Change
NET SALES
Personal Care	$2,275	$2,307	-1%
Consumer Tissue	1,526	1,579	-3%
K-C Professional	817	832	-2%
Corporate & Other	15	13	N.M.
TOTAL NET SALES	$4,633	$4,731	-2%

OPERATING PROFIT
Personal Care	$484	$470	+3%
Consumer Tissue	241	249	-3%
K-C Professional	150	158	-5%
Corporate & Other(a)	(216)	(632)	N.M.
Other (income) and expense, net(a)	4	(2)	N.M.
TOTAL OPERATING PROFIT	$655	$247	+165%

(a)	Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2019
	Total(a)	Volume	Net Price	Mix/ Other	Exited Businesses(b)	Currency	Organic(c)
Personal Care	(1)	1	2	1	—	(6)	5
Consumer Tissue	(3)	(6)	6	—	—	(3)	—
K-C Professional	(2)	(1)	3	1	(1)	(4)	3
TOTAL CONSOLIDATED	(2)	(2)	4	1	—	(5)	3

(a)	Total may not equal the sum of volume, net price, mix/other, exited businesses and currency due to rounding.

(b)	Exited businesses in conjunction with the 2018 Global Restructuring Program.

(c)	Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS

	Estimated Range
ESTIMATED FULL YEAR 2019 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.50	-	$6.70
Adjustment for charges related to the 2018 Global Restructuring Program	(1.65)	-	(1.35)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$4.85	-	$5.35

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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